Exhibit 10(iii)(A)(66)

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Company"), hereby grants to the Participant named below a Performance Cash Award ("Performance Cash Award") to be settled 50% in cash and 50% in Shares. The terms and conditions of the Performance Cash Award are set forth in this Award Agreement (this "Agreement") and The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the "Plan"), which is attached hereto as Exhibit A.

PERFORMANCE CASH AWARD AGREEMENT

Date of Award	Participant's Name
Target Amount to be Paid Upon Vesting
Performance Period	January 1, 201_ through December 31, 201_
Vesting Date
Subject to the (i) terms of the Plan, (ii) the forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant's execution of the non-solicitation and non-service agreement that is attached hereto as Exhibit B, the scheduled vesting date is the third anniversary of the Date of Award, or such later date as specified in the following paragraph.
Notwithstanding any other provision of this Agreement, if the audit of the Company's consolidated financial statements for the years included in the Performance Period (the "Audited Financials") has not been completed more than fifteen (15) days before the vesting date set forth above, the vesting date shall be delayed until the earlier of (i) the thirtieth (30th) day after the completion of the Audited Financials for the years included in the Performance Period or (ii) the date the Actual Payment Amount (as defined below) is paid. Except as otherwise provided in the Plan, any portion of this Performance Cash Award that is not vested on the date the Participant ceases to be an employee of the Company and its Affiliates shall be forfeited.

Actual Payment Amount
The "Actual Payment Amount" (to the extent vested) shall be between 0 and 3 times the "Target Amount to be Paid Upon Vesting," as determined by the Committee based on performance against the financial metrics described in the Award Letter from Interpublic (the "Performance Criteria").

Payment Date
Subject to the vesting conditions set forth herein and the provisions of the Plan, the Actual Payment Amount shall be paid to the Participant during the calendar year prescribed by Section 8(b) of the Plan no later than the last day of the "applicable 2 ½ month period," as defined in Treas. Reg. Section 1.409A-1(b)(4)(i)(A).

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided otherwise in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Please (i) review the rest of this Agreement, the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit B, and (ii) execute the Agreement and Exhibit B by checking the box below.
By checking the box below, you are effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under "Forfeiture of Award" and “Cancellation and Rescission”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit B.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Ken Lareau
Vice President, Global Compensation

I have read this Agreement, the Plan, and Exhibit B and I understand and agree to their terms and conditions.

_________________________
Participant's Signature, to be provided electronically

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Achievement of Performance Criteria
Subject to the terms of the Plan, the Committee shall have sole and exclusive discretion to determine whether and the extent to which the applicable Performance Criteria have been achieved, and the corresponding amount that is payable pursuant to this Performance Cash Award. Except in the case of death, Disability, or a Change of Control, no payment shall be made pursuant to this Performance Cash Award before the Committee has certified in writing that the Performance Criteria and all other material terms of this Performance Cash Award have been satisfied.

Tax Withholding
As set forth in the Plan, the Company may be required to withhold income and employment taxes when the Performance Cash Award is paid to the Participant. The Participant remains responsible at all times for paying any income and employment taxes with respect to this Performance Cash Award. If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. Neither the Company nor any of its affiliates are responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

Compliance with Local Laws
Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, settle any vested award in the form of a cash payment to the extent settlement in Shares is prohibited under local law, or would require the Participant, the Company or the employer to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (or country of employment, if different).

Forfeiture of Award
Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company ("Subsidiary Grants") that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the Compensation Committee determines in its sole discretion that such failure was reasonable under the circumstances.

Cancellation and Rescission
Notwithstanding any other provision of the Plan or this Agreement, Participant hereby acknowledges and agrees the Company may cancel, rescind, suspend, withhold, modify, amend or otherwise limit or restrict this Award (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan, or if the Participant engages in any “Prohibited Activity.” For purposes of this Agreement, “Prohibited Activity” shall include: (i) any activity that would enable the the Company (or any Affiliate where the Participant is employed) to terminate the Participant's employment for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a violation of any rule, policy or procedure of the Company (or any Affiliate where the Participant is employed), including but not limited to the Code of Conduct of the Company (and any such Affiliate); (iii) a failure to be in compliance with any share ownership objectives of the Company applicable to the Participant, or (iv) any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.
Participant agrees that the cancellation and rescission provisions of this Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement is the penalty for violation.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
Nothwithstanding anything to the contrary contained in the Plan, all determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to termination of employment, death and disability) shall be made in the Company's sole discretion.  Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

Entire Understanding
This Agreement, the Award Letter from Interpublic, the terms of the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit B constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Performance Cash Award. Any prior agreements, commitments, or negotiations concerning this Performance Cash Award are superseded.